Exhibit 99.2

VIVUS Restructures Debt and Gains Access to New Capital

Athyrium Capital Management partners with VIVUS to support next growth phase

New capital to be used to facilitate the acquisition of PANCREAZE® (pancrelipase)

CAMPBELL, CA. and NEW YORK, N.Y., May 1, 2018 — VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company and Athyrium Capital Management L.P. (“Athyrium”), a specialized asset management company focused on investment opportunities in the global healthcare sector, today announced an agreement to restructure a portion of VIVUS’ corporate debt while raising new funds through the issuance of debt securities to investment funds managed by Athyrium.

“Addressing the amount and structure of our debt is a key priority for VIVUS, and this agreement is an important step in achieving that goal,” said John Amos, new Chief Executive Officer at VIVUS.  “Athyrium has been a strong partner in this endeavor, and we appreciate their support of our long-term objectives.  The availability of the new debt capital from Athyrium provides us with financial flexibility as we continue to seek cash-flow positive products that enhance our financial strength while providing clinical benefit to patients.”

“We are long-term investors in companies with clinically meaningful products,” said Laurent Hermouet, Partner at Athyrium.  “The transactions announced today provide VIVUS with flexibility to seek compelling new business development opportunities.  We are pleased to have the opportunity to work collaboratively with the VIVUS leadership team as they build a multi-product, profitable biopharmaceutical company.”

VIVUS has entered into a $120 million Senior Secured Note Purchase Agreement with investment funds managed by Athyrium.  The agreement provides for $110 million of notes to be issued by VIVUS concurrent with the closing of the PANCREAZE acquisition and subject to the satisfaction of other customary closing conditions, with the remaining $10 million available for issuance upon meeting certain financial thresholds or repurchasing the Company’s Convertible Notes at certain prices.  The Senior Secured Notes due 2024 will bear interest at 10.375% and will be interest-only for the first three years.  Concurrently with the Senior Secured Notes issuance, VIVUS will repurchase the $60 million of Convertible Notes held by funds managed by Athyrium, at a discount to par.

About VIVUS, Inc.

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

About Athyrium Capital Management L.P.

Athyrium is a specialized asset management company formed in 2008 to focus on investment opportunities in the global healthcare sector.  As of December 31, 2017, Athyrium had approximately $3.5 billion of assets under management.  The Athyrium team has substantial investment experience in the healthcare sector across a wide range of asset classes including public equity, private equity, fixed income, royalties, and other structured securities.  Athyrium invests across all healthcare verticals including biopharma, medical devices and products, and healthcare focused services.  The Athyrium team partners with company management teams to implement creative financing solutions to companies’ capital needs.  For more information about Athyrium, please visit www.athyrium.com.

VIVUS Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value, including the acquisition of revenue generating products and the strengthening of our balance sheet; risks and uncertainties related to our ability to address or potentially reduce our outstanding balance of the convertible notes due in 2020; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our ability to identify and acquire development and cash flow generating assets;  and risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768